EXHIBIT 99.1

Allied Capital Declares Dividend of $0.65 Per Share

Washington, DC – February 4, 2008 – Allied Capital Corporation (NYSE: ALD) today announced that it has declared a first quarter dividend of $0.65 per share. This dividend represents the 178th consecutive quarterly dividend for Allied Capital shareholders since 1963. Allied Capital distributed a total of $2.64 per share in dividends to shareholders in 2007, including a $0.07 per share extra dividend.

The dividend is payable as follows:
Record date: Payable date:	March 12, 2008 March 27, 2008

About Allied Capital
Allied Capital is a leading business development company (BDC) in the U.S. that invests private debt and equity capital in middle market businesses nationwide. Founded in 1958 and operating as a public company since 1960, Allied Capital is celebrating 50 years of investing in and supporting the U.S. entrepreneurial economy. Allied Capital provides long-term debt and equity capital for management and sponsor-led buyouts, and for recapitalizations, acquisitions and growth of middle market companies. Allied Capital’s one-stop financing capabilities include first and second lien senior loans, unitranche debt, junior or subordinated debt and equity. Allied Capital seeks to invest in stable, less cyclical companies that produce significant free cash flow and high returns on invested capital. At September 30, 2007, the Company’s private finance portfolio included investments in 110 companies that currently generate aggregate revenues of over $13 billion and employ more than 90,000 people. Headquartered in Washington, DC, Allied Capital offers shareholders the opportunity to participate in the private equity industry through an investment in its New York Stock Exchange-listed stock. Allied Capital has paid consistent or increasing regular, quarterly cash dividends annually to shareholders since 1963. For more information, please visit www.alliedcapital.com, call Allied Capital investor relations toll-free at (888) 818-5298, or e-mail us at ir@alliedcapital.com.

Forward-Looking Statements
The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in Allied Capital’s filings with the Securities and Exchange Commission.

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